EXHIBIT 4.2

AMERICAN FINANCIAL GROUP, INC.

U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

SECOND SUPPLEMENTAL INDENTURE
DATED NOVEMBER 17, 2015
(SUBORDINATED DEBT SECURITIES)

TO INDENTURE
 DATED AS OF SEPTEMBER 23, 2014

6% Subordinated Debentures due 2055

TABLE OF CONTENTS

AMERICAN FINANCIAL GROUP, INC.
SECOND SUPPLEMENTAL INDENTURE TO
SUBORDINATED INDENTURE DATED SEPTEMBER 23, 2014
 (SUBORDINATED DEBT SECURITIES)
$150,000,000
6% Subordinated Debentures due 2055
SECOND SUPPLEMENTAL INDENTURE, dated as of November 17, 2015, between AMERICAN FINANCIAL GROUP, INC., an Ohio corporation (the "Company"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the "Trustee").
RECITALS
A.
The Company has executed and delivered to the Trustee an indenture for subordinated debt securities, dated as of September 23, 2014 (the "Base Indenture"), providing for the issuance from time to time of series of the Company's Debt Securities.

B.
Section 3.1 of the Base Indenture provides for certain of the terms of or with respect to any series of Debt Securities issued under the Base Indenture to be established in an indenture supplemental to the Indenture.

C.
Section 9.1(7) of the Base Indenture provides for the Company and the Trustee to enter into an indenture supplemental to the Indenture to establish the form and terms of Debt Securities of any series as provided by Sections 2.1 and 3.1 of the Base Indenture.

D.
The Company desires to execute this Second Supplemental Indenture pursuant to Section 2.1 of the Base Indenture to establish the form, and pursuant to Section 3.1 of the Base Indenture to provide for the issuance, of a series of its subordinated debt securities designated as its 6% Subordinated Debentures due 2055 (the "Debentures"), in an initial aggregate principal amount of $150,000,000.  The Debentures are a series of the Company's Debt Securities as referred to in Section 3.1 of the Base Indenture.

NOW, THEREFORE, in consideration of the agreements and obligations set forth in this Second Supplemental Indenture and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.
APPLICATION OF SECOND SUPPLEMENTAL INDENTURE; DEFINITIONS
Section 1.1                          Application of Second Supplemental Indenture.  Notwithstanding any other provision of this Second Supplemental Indenture, all provisions of this Second Supplemental Indenture are expressly and solely for the benefit of the Holders of the Debentures and any such provisions shall not be deemed to apply to any other Debt Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Debentures.  Unless otherwise expressly specified, references in this Second Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Second Supplemental Indenture as they amend or supplement the Base Indenture, and not the Base Indenture or any other document.
Section 1.2                          Definitions.  The following defined terms used in this Second Supplemental Indenture shall, unless the context otherwise requires, have the meanings specified below.  Capitalized terms used for which no definition is provided herein shall have the meanings set forth in the Base Indenture:
"Comparable Treasury Issue" means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing a new issue of corporate debt securities maturing on November 15, 2020.
"Comparable Treasury Price" means, with respect to any Redemption Date, (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.
"Depository" has the meaning specified in Section 2.2.
"Global Debenture" has the meaning specified in Section 2.2.
"Independent Investment Banker" means one of Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Wells Fargo Securities, LLC, and their respective successors, appointed by the Company or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Company.
"interest," when used with respect to the Debentures, includes interest accruing on the Debentures, interest on deferred interest payments and other unpaid amounts then due and payable and compounded interest, as applicable.
"Interest Payment Date" means each February 15, May 15, August 15 and November 15, beginning February 15, 2016.

"Junior Subordinated Payment" has the meaning specified in Section 13.4 of the Base Indenture.
 "Optional Deferral Period" means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 2.8 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Debentures.
"Proceeding" has the meaning specified in Section 13.4 of the Base Indenture.
"Rating Agency Event" means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a "rating agency") amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Debentures, which amendment, clarification or change results in (a) the shortening of the length of time the Debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time the Debentures would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the Debentures.
"Reference Treasury Dealer" means each of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and a Primary Treasury Dealer (as defined below) selected by Wells Fargo Securities, LLC, and their respective successors and (ii) one other primary U.S. government securities dealer (each, a "Primary Treasury Dealer") specified by the Company; provided that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.
"Reference Treasury Dealer Quotations" means, with respect to the Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.
"Tax Event" means that the Company will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:
(a)
amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

(b)
official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (a) above, by any court, governmental agency or regulatory authority; or

(c)
threatened challenge asserted in connection with an audit of the Company, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after November 17, 2015, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or will not be, deductible by the Company in whole or in part, for United States federal income tax purposes.
"Treasury Rate" means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
ARTICLE 2.
THE SERIES OF DEBENTURES
Section 2.1                          Title.  There shall be a series of Debt Securities designated the "6% Subordinated Debentures due 2055."
Section 2.2                          Global Form.  The Debentures shall be issued initially in the form of fully registered global Debt Securities (the "Global Debentures") in substantially the form attached as EXHIBIT A hereto, which shall be deposited on behalf of the purchasers of the Debentures represented thereby with The Depository Trust Company, New York, New York (the "Depository") and registered in the name of Cede & Co., the Depositary's nominee, duly executed by the Company, authenticated by the Trustee.
Section 2.3                          Limitation on Aggregate Principal Amount.  There are to be authenticated and delivered Debentures, initially limited in aggregate principal amount of $150,000,000 (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures of such series pursuant to Section 3.4, Section 3.5, Section 3.6, Section 9.6 or Section 11.7 of the Base Indenture).  The Company may, without notice to or consent of the Holders of the Debentures, issue additional Debt Securities having the same interest rate, maturity date and other terms as described in the related prospectus supplement and prospectus; provided, that the additional Debt Securities are fungible with the Debentures for United States federal income tax purposes.  Any additional Debt Securities, together with the Debentures offered by the related prospectus supplement, will constitute a single series of Debt Securities under the Indenture.  No additional Debt Securities may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Debt Securities.

Section 2.4                          Registrar, Paying Agent and Place of Payment.  The Company initially appoints the Trustee as Registrar and Paying Agent for the Debentures and the Corporate Trust Office of the Trustee be and hereby is designated as the Place of Payment where the Debentures may be presented or surrendered for payment, where the Debentures may be surrendered for registration of transfer or exchange and where notices and demand to or upon the Company in respect of the Debentures and the Indenture.
Section 2.5                          Principal Payment Date.  The principal amount of the Debentures outstanding (together with any accrued and unpaid interest) shall be payable in a single installment on November 15, 2055, which date shall be the Maturity of the Debentures Outstanding.
Section 2.6                          Interest and Interest Rates.  The rate at which the Debentures shall bear interest shall be 6% per annum; the date from which interest shall accrue on the Debentures shall be November 17, 2015, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the Debentures shall be February 15, May 15, August 15 and November 15, beginning February 15, 2016; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, will be paid, in immediately available funds, to the Persons in whose names the Debenture (or predecessor Debenture) is registered (which shall initially be the Depository) at the close of business on the Regular Record Date for such interest, which shall be February 1, May 1, August 1 and November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  However, interest paid on the Maturity Date or a Redemption Date will be payable to the Person to whom the principal will be payable.  Interest shall be computed on the basis of a 360 day year comprised of twelve 30-day months.  For so long as the Debentures are represented in global form by one or more Global Debt Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Debenture representing such Debentures.  In the event that definitive Debentures shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Debenture.
Section 2.7                          Sinking Fund.  The Company has no obligation to redeem or purchase any Debentures pursuant to any sinking fund or analogous requirement or upon the happening of a specified event or at the option of a Holder thereof.
Section 2.8                          Option to Defer Interest Payments.
(a)
So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Debentures for one or more Optional Deferral Periods of up to five consecutive years, provided that no Optional Deferral Period shall extend beyond November 15, 2055, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Debentures.

(b)
During any Optional Deferral Period, interest shall continue to accrue on the Debentures, and deferred interest payments shall accrue additional interest at the then applicable interest rate on the Debentures, compounded quarterly as of each Interest Payment Date to the extent permitted by applicable law.  No interest otherwise due during an Optional Deferral Period shall be due and payable on the Debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the Debentures during such deferral period.

(c)
At the end of any Optional Deferral Period, the Company shall pay all deferred interest (including compounded interest thereon) on the Debentures to the Persons in whose names the Debentures are registered at the close of business on the Regular Record Date with respect to the Interest Payment Date at the end of such Optional Deferral Period.

(d)
At the end of five years following the commencement of any Optional Deferral Period, the Company shall pay all accrued and unpaid deferred interest, including compounded interest thereon.  If, at the end of any Optional Deferral Period, the Company shall have paid all deferred interest due on the Debentures, including compounded interest, the Company may again defer interest payments on the Debentures pursuant to this Section 2.8.

(e)
The Company shall give written notice of its election to commence or continue any Optional Deferral Period to the Trustee and the Holders of the Debentures at least two Business Days and not more than 60 Business Days before the next Interest Payment Date.

Section 2.9                          Redemption at the Option of the Company.  The provisions of Article 11 of the Base Indenture, as supplemented by the provisions of this Second Supplemental Indenture, shall apply to the Debentures.
The Company may redeem the Debentures in increments of $25 principal amount:
(a)
in whole at any time, or in part from time to time, on or after November 15, 2020, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date; provided that if the Debentures are not redeemed in whole, at least $25 million aggregate principal amount of the Debentures must remain Outstanding after giving effect to such redemption;

(b)
in whole, but not in part, at any time prior to November 15, 2020, within 90 days of the occurrence of a Tax Event, at a Redemption Price equal to their principal amount plus accrued and unpaid interest (including compounded interest, if any) to, but excluding, the Redemption Date; or

(c)
in whole, but not in part, at any time prior to November 15, 2020, within 90 days of the occurrence of a Rating Agency Event, at a Redemption Price equal to the greater of (i) 100% of their principal amount or (ii) the present value of a payment on November 15, 2020 in an amount equal to their outstanding principal amount and scheduled payments of interest that would have accrued on the Debentures to be redeemed from the Redemption Date to November 15, 2020, discounted to the Redemption Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, in each case, plus accrued and unpaid interest (including compounded interest, if any) to but excluding the Redemption Date.

Section 2.10                          Payment Restrictions During a Deferral Period.  After the commencement of an Optional Deferral Period and until the Company has paid all accrued and unpaid interest on the Debentures, the Company shall not, and shall not permit any Subsidiary to:
(a)	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any Capital Stock of the Company,
(b)	make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, or
(c)	make any guarantee payments with respect to any guarantee by the Company of any securities of any Subsidiary if such guarantee ranks pari passu with or junior in right of payment to the Debentures;
(d)	other than:
(i)
dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Capital Stock of the Company where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock,

(ii)
any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of Capital Stock of the Company under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

(iii)
as a result of a reclassification of any series or class of Capital Stock of the Company or the exchange or conversion of one class or series of Capital Stock of the Company for or into another class or series of Capital Stock of the Company,

(iv)
the purchase of fractional interests in shares of Capital Stock of the Company pursuant to an acquisition or the conversion or exchange provisions of such Capital Stock or the security being converted or exchanged,

(v)
purchases or acquisitions of shares of Capital Stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees of the Company or satisfaction by the Company of its obligations under any dividend reinvestment plan of the Company or director, officer, agent, consultant or employee stock purchase plans of the Company,

(vi)
any exchange, redemption or conversion of any class or series of Capital Stock of the Company, or the Capital Stock of a Subsidiary, for any other class or series of Capital Stock of the Company, or of any class or series of Indebtedness for Borrowed Money for any class or series of Capital Stock of the Company,

(vii)
purchases or acquisitions of shares of Capital Stock of the Company in connection with satisfaction by the Company of its obligations under any contract or security entered into before commencement of the Optional Deferral Period, and

(viii)
(x) payment of current or deferred interest on Indebtedness Ranking on a Parity with the Debentures made pro rata to the amounts due on the Debentures and all other Indebtedness Ranking on a Parity with the Debentures and (y) payment of principal or current or deferred interest on the Company's Indebtedness Ranking on a Parity with the Debentures that, if not made, would cause the Company to breach the terms of the instrument governing such Indebtedness Ranking on a Parity with the Debentures.

Section 2.11                          Events of Default.
(a)
Clauses (1) through (5) of Section 5.1 and Section 5.2, in its entirety, of the Base Indenture shall not apply to the Debentures.  Clauses (6) and (7) of Section 5.1 of the Base Indenture shall apply to the Debentures.

(b)
If an Event of Default specified in Clause (6) or (7) of Section 5.1 of the Base Indenture occurs, the principal amount of all the Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.

(c)
The Trustee shall provide to the Holders of the Debentures notice of any Event of Default or default with respect to the Debentures within 90 days after the actual knowledge of a Responsible Officer of the Trustee of such Event of Default or default.  However, except in the case of a default in payment on the Debentures, the Trustee will be protected in withholding the notice if one of its Responsible Officers determines that withholding of the notice is in the interest of such Holders.

(d)
The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Debentures pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 5.12 of the Base Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in clause (b) of this Section 2.11 that may occur with respect to the Debentures.  In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

(e)	For purposes of this Section 2.11, the term "default" means any of the following events:
(i)
default in the payment of interest, including compounded interest, in full on any Debentures for a period of 30 days after the conclusion of a five-year period following the commencement of any Optional Deferral Period if such Optional Deferral Period has not ended prior to the conclusion of such five-year period;

(ii)	default in the payment of principal of or premium, if any, on the Debentures when due; or
(iii)	default in the observance or performance of any covenant or agreement contained in the Indenture or the Debentures.
Section 2.12                          Tax Treatment.  Each Holder of the Debentures will, by accepting the Debentures or a beneficial interest therein, be deemed to have agreed that the Holder intends that the Debentures constitute indebtedness and will treat the Debentures as indebtedness for all United States federal, state and local tax purposes.
ARTICLE 3.
MISCELLANEOUS PROVISIONS
Section 3.1                          Trustee Not Responsible for Recitals.  The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.  The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
Section 3.2                          Payment of Expenses Upon Resignation or Removal.  Upon termination of this Second Supplemental Indenture or the Base Indenture or the removal or resignation of the Trustee, unless otherwise stated, the Company shall pay to the Trustee all amounts then due upon such termination, removal or resignation.
Section 3.3                          Adoption, Ratification and Confirmation.  The Base Indenture, as supplemented and amended by this Second Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.
Section 3.4                          Counterparts.  This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.5                          Governing Law.  THIS SECOND SUPPLEMENTAL INDENTURE AND EACH DEBENTURE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.
IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed on the day and year first above written.
AMERICAN FINANCIAL GROUP, INC. By: Name: Title:
U.S. BANK NATIONAL ASSOCIATION, as Trustee By: Name: Title:

EXHIBIT A
(FORM OF FACE OF DEBENTURE)
THIS DEBENTURE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF.  THIS GLOBAL SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR ITS NOMINEE ONLY IN LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY, OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.
UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
Certificate No. 1	6,000,000 Subordinated Debentures
Dated: November 17, 2015	CUSIP number: 025932708
AMERICAN FINANCIAL GROUP, INC.
6% Subordinated Debentures due 2055
Principal Amount Per Subordinated Debenture: $25.00
American Financial Group, Inc., an Ohio corporation (hereinafter called the "Company," which term includes any successor Person under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of 150,000,000 United States Dollars, subject to increase or decrease as set forth in the attached Schedule, on November 15, 2055 and to pay interest thereon from November 17, 2015 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly in arrears on February 15, May 15, August 15 and November 15 in each year (each an "Interest Payment Date"), beginning February 15, 2016 at the rate of 6% per annum, until the principal hereof is paid or duly made available for payment.  The interest so payable and punctually paid or duly provided for on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Debenture (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1, May 1, August 1 and November 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date.  However, interest paid on the Maturity or a Redemption Date shall be paid to the Person to whom the principal will be payable.  Any such interest which is payable, but is not punctually paid or duly provided for, on any Interest Payment Date shall forthwith cease to be payable to the Holder hereof on the relevant Regular Record Date by virtue of having been such Holder, and may be paid to the Person in whose name this Debenture (or one or more Predecessor Debt Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of the Debentures not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and the interest on this Debenture shall be made at the designated office of the Trustee, in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided that for so long as the Debentures are represented in global form by one or more Global Debt Securities, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debentures.  In the event that definitive Debentures shall have been issued, all payments of principal (and premium, if any) and interest shall be made by wire transfer of immediately available funds to the accounts of the registered Holders thereof; provided, that the Company may at its option pay interest by check to the registered address of each Holder of a definitive Debenture.
This Debenture is one of the duly authorized series of Debt Securities of the Company, designated as the Company's "6% Subordinated Debentures due 2055", initially limited to an aggregate principal amount of $150,000,000, all issued or to be issued under and pursuant to an Indenture (the "Base Indenture"), dated as of September 23, 2014 , between the Company and U.S. Bank National Association, as Trustee (hereinafter referred to as the "Trustee"), as supplemented by the Second Supplemental Indenture thereto, dated as of November 17, 2015 (the " Second Supplemental Indenture," and together with the Base Indenture, the "Indenture").  Reference is hereby made to the Indenture for a description of the respective rights, limitation of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures.
The Debentures will be unsecured obligations of the Company and will be subordinated to all Senior Indebtedness of the Company in the manner set forth in the Indenture.
Subject to, and in accordance with, the Second Supplemental Indenture, the Company shall have the right, at any time and from time to time, to defer the payment of interest on the Debentures.
The Company may redeem the Debentures in the manner and under the circumstances set forth in the Indenture.

If an Event of Default with respect to the Debentures shall occur and be continuing, the principal of the Debentures shall, automatically and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable.
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Debt Securities at the time Outstanding of each series affected thereby.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Debt Securities of any series at the time Outstanding, on behalf of the Holders of all Debt Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Debenture issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.
No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the right of the Holder of this Debenture, which is absolute and unconditional, to receive payment of the principal of and, subject to certain qualifications in the Indenture, interest on this Debenture at the times herein and in the Indenture prescribed and to institute suit for the enforcement of any such payment unless the Holder of this Debenture shall have consented to the impairment of such right.
As provided in the Indenture and subject to certain limitations set forth therein, the transfer of this Debenture may be registered in the Security Register, upon surrender of this Debenture for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Debenture are payable, duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Debentures of this series and of any authorized denominations and of a like aggregate principal amount and tenor, shall be issued to the designated transferee or transferees.
The Debentures are issuable only in registered form without coupons in denominations of $25 and multiples of $25 in excess thereof.
No service charge shall be made for any such registration of transfer or for exchange of this Debenture, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of a Debenture, other than in certain cases provided in the Indenture.

Prior to due presentment of this Debenture for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debenture is registered as the owner hereof for all purposes, whether or not this Debenture be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Debentures (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations sufficient to pay and discharge the entire indebtedness on all Debentures of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.
This Debenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state.
All terms used in this Debenture which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee under the Indenture by the manual signature of one of its authorized signatories, this Debenture shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.
IN WITNESS WHEREOF, the Company has caused this instrument to be executed.
AMERICAN FINANCIAL GROUP, INC. By: Name: Title:

CERTIFICATE OF AUTHENTICATION
This is one of the Debt Securities, of the series designated herein, described  in the within-mentioned Indenture.
Dated: November 17, 2015

U.S. BANK NATIONAL ASSOCIATION,
 as Trustee

By:
Name:
Title:

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

(Please print or typewrite name and address including postal zip code of Assignee)

the Debentures of AMERICAN FINANCIAL GROUP, INC. referenced in this certificate and does hereby irrevocably constitute and appoint _________________ attorney to transfer the said Debenture on the books of the Company, with full power of substitution in the premises.
Dated:	(Signature)

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatever.

                                                                                                      (Siogn

American Financial Group, Inc.
6% Subordinated Debenture due 2055
No: 1
SCHEDULE OF INCREASES AND DECREASES IN GLOBAL DEBENTURE
The following increases or decreases in this Global Debenture have been made:

Date	Amount of decrease in Principal Amount of this Global Debenture	Amount of increase in Principal Amount of this Global Debenture	Principal Amount of this Global Debenture following such decrease or increase	Signature of authorized signatory of Trustee or Debt Securities Custodian